Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report on Form 10-K of WMG Acquisition Corp. our reports dated November 15, 2005 and July 8, 2004, with respect to the consolidated and combined financial statements and schedule of WMG Acquisition Corp. included in the Annual Report (Form 10-K) for the year ended September 30, 2005.

New York, New York

December 7, 2005

/s/ Ernst & Young LLP